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                                                                     EXHIBIT 4.1

                             ARCADIA FINANCIAL LTD.
                      NON-STATUTORY STOCK OPTION AGREEMENT


         Arcadia Financial Ltd., a Minnesota corporation (the "Company"), hereby grants to Warren Kantor (the "Optionee"), an option (the "Option") to purchase a total of 125,000 shares of the $.01 par value common stock ("Common Stock") of the Company (the "Shares"), at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions hereof. The grant of this Option is subject to the approval thereof by the shareholders of the Corporation (if such approval is required by applicable laws or regulations) and by the Board of Directors of the Corporation.

         1. NATURE OF THE OPTION. This Non-Statutory Stock Option is not intended to qualify as an Incentive Stock Option as defined in Section 422A of the Code.

         2. EXERCISE PRICE. The exercise price is $4.00 for each share of Common Stock, which price the Board of Directors of the Company (the "Board") has determined is not less than the fair market value per share of the Common Stock on the date of grant.

         3. EXERCISE OF OPTION. The Option shall be exercisable during its term as follows:

                  (i)      RIGHT TO EXERCISE.

                           (a) Subject to subsections 3(i)(b), (c) and (d) below, this Option shall be exercisable to the extent of one hundred percent (100%) of the Shares subject to the Option commencing on December 31, 1999. Notwithstanding the previous sentence of this subsection 3(i)(a), this Option shall be exercisable cumulatively to the extent of one hundred percent (100%) of the Shares subject to the Option regardless of whether otherwise exercisable by the Optionee as of the date of the occurrence of the first to occur of any of the following events prior to December 31, 1999:

                                    x)       the death or disability of
                  Optionee; or

                                    y)       the termination by the Company of
                  the Consulting Agreement dated as of January 20, 1999, by and between the Company and the Optionee (the "Consulting Agreement") without Cause as such term is defined in the Consulting Agreement; or the termination of the Consulting Agreement by Optionee due to the material breach thereof by the Company; or

                                    z)       a "Change of Control" of the
                  Company. As used herein the term "Change of Control" shall mean the closing of any transaction or series of transactions by which the Company shall merge with (whether or not the Company is the surviving entity) or consolidate into any other person or lease or sell substantially all of its and its subsidiaries assets (other than asset sales in connection with automobile loan securitization transactions) substantially as an entirety to any other person or by which any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) acquires, directly or indirectly, 51% or more of the Company's outstanding common stock (calculated on a fully diluted basis); or

and, provided further, in the event the Consulting Agreement is terminated prior to December 31, 1999 by the mutual agreement of the Company and the Optionee, notwithstanding the previous sentence of this subsection 3(i)(a), this Option shall be exercisable cumulatively to the extent of that fraction of the Shares subject to the Option the numerator of which shall be the number of days elapsed in 1999 as of the date of such termination and the denominator of which shall be 365, rounded down to the next lower full share amount.

                           (b) This Option may not be exercised for a fraction of a share.


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                           (c)      In the event of Optionee's death, disability
         or other termination of the Consulting Agreement, the exercisability of the Option is governed by Sections 7, 8 and 9 below, subject to the limitations contained in subsection 3(i)(d).

                           (d) In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in
         Section 11 below.

                  (ii) METHOD OF EXERCISE. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price. Until certificates for the Shares are issued to the Optionee, such Optionee shall not have any rights as a shareholder of the Company.

         No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

         4. OPTIONEE'S REPRESENTATIONS. In the event the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, Optionee shall, concurrently with the exercise of all or any portion of this Option, deliver to the Company his Investment Representation Statement in the form reasonably required by the Company.

         5.       METHOD OF PAYMENT. Payment of the exercise price shall be by
(i) cash; (ii) check; or (iii) if authorized by the Board of Directors of the Company, the surrender of other shares of Common Stock of the Company which (A) either have been owned by the Optionee for more that six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company and
(B) have a fair market value (as determined by the Board) on the date of surrender equal to the exercise price of the Shares as to which the Option is being exercised.

         6. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under
Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         7. TERMINATION OF CONSULTING AGREEMENT. In the event of termination of the Consulting Agreement prior to January 1, 2000 (i) by Optionee other than due to the material breach of the terms thereof by the Company or
(ii) by the Company for Cause, the Option shall terminate.

         8. DISABILITY OF OPTIONEE. In the event of termination of the Consulting Agreement, as a result of Optionee's disability, he may, but only within one year from the date of such termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

         9. DEATH OF OPTIONEE. In the event of the death of Optionee during the term of this Option, the Option may be exercised, at any time within one (1) year following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was entitled to exercise the Option at the date of death.


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         10.      NON-TRANSFERABILITY OF OPTION. Without the prior written
consent of the Company, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the Optionee and his or her personal representatives, heirs, successors and assigns.

         11. TERM OF OPTION. This Option may not be exercised after January 20, 2009, and may be exercised only in accordance with the terms of this Option.

         12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. The number of shares of Common Stock covered by this Option and the exercise price shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, or options or rights to purchase shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to this Option.

         In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the Option shall terminate as of a date fixed by the Board and give the Optionee the right to exercise his Option as to all or any part of the Shares. In the event of a change of control of the Company, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of ten (10) days from the date of such notice, and the Option will terminate upon the expiration of such period.

         13. NO RIGHTS AS SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to any Shares subject to this Option prior to the date of issuance to him of a certificate or certificates for such shares.

DATE OF GRANT:  January 20, 1999

                                               ARCADIA FINANCIAL LTD.


                                               By:
                                                  ------------------------------
                                                  Richard A. Greenawalt
                                                  Title: Chief Executive Officer

         OPTIONEE ACKNOWLEDGES RECEIPT OF A COPY OF THE OPTION AGREEMENT AND CERTAIN INFORMATION RELATED THERETO AND REPRESENTS THAT HE IS FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, AND HEREBY ACCEPTS THIS OPTION SUBJECT TO ALL OF THE TERMS AND PROVISIONS THEREOF. OPTIONEE HAS REVIEWED THIS OPTION IN ITS ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS OPTION AND FULLY UNDERSTANDS ALL PROVISIONS OF THE OPTION. OPTIONEE HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE BOARD UPON ANY QUESTIONS ARISING UNDER THE OPTION. OPTIONEE FURTHER AGREES TO NOTIFY THE COMPANY UPON ANY CHANGE IN THE RESIDENCE ADDRESS INDICATED BELOW.

                                               Optionee:

Dated: January 20, 1999                        ---------------------------------